Exhibit 99.1

NEWS RELEASE

American Eagle Outfitters Reports January Sales Of $138.9 Million

Same Store Sales Decrease 22%

Maintains Fourth Quarter EPS Guidance

Pittsburgh - February 5, 2009 -- American Eagle Outfitters, Inc. (NYSE: AEO) today announced that total sales for the four weeks ended January 31, 2009 decreased 15% to $138.9 million, compared to $163.9 million for the four weeks ended February 2, 2008. Comparable store sales decreased 22% for the month, compared to a 7% decrease for the same period last year.

Total sales for the quarter ended January 31, 2009 decreased 9% to $905.7 million, compared to $995.4 million for the quarter ended February 2, 2008. Comparable store sales decreased 16% for the quarter compared to the same period last year.

Total sales for the year ended January 31, 2009 decreased 2% to $2.989 billion, compared to $3.055 billion for year ended February 2, 2008. Comparable store sales decreased 10% for the year compared to the same period last year.

The company continues to expect fourth quarter earnings to be in the range of $0.19 to $0.21 per share, which excludes any potential other-than-temporary impairment charge related to investment securities. This compares to fourth quarter EPS of $0.66 last year.

To access the company's recorded monthly sales commentary, please dial (866) 514-0390, or internationally dial (585) 267-8021.

The company will announce fourth quarter earnings on Wednesday, March 11th. Management will host a conference call at 9:00 a.m. Eastern Time that morning. To listen to the call, please dial 1-877-407-0789. The call can also be accessed through ae.com.

American Eagle Outfitters, Inc., through its subsidiaries, ("AEO, Inc.") offers high-quality, on-trend clothing, accessories and personal care products at affordable prices.  The American Eagle Outfitters brand targets 15 to 25 year old girls and guys, with 954 stores in the U.S. and Canada and online at www.ae.com.  aerie by american eagle offers Dormwear and intimates collections for the AE girl, with 116 standalone stores in the U.S. and Canada and online at www.aerie.com.  MARTIN + OSA provides Refined Casual fashions for 28 to 40 year old men and women at its 28 stores and online at www.martinandosa.com.  The latest brand, 77kids by american eagle, is available online only at www.77kids.com. 77kids offers "kid cool," durable clothing and accessories for kids ages two to 10.  AE.COM, the online home of the brands of AEO, Inc. ships to more than 60 countries worldwide.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding fourth quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the Company's fourth quarter earnings expectations may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Contact:

American Eagle Outfitters, Inc.

Judy Meehan, 412-432-3300